                                                                    EXHIBIT 99.1


NEWS                           [AIG LOGO]     AMERICAN INTERNATIONAL GROUP, INC.
                                              70 PINE STREET NEW YORK, NY 10270


Contact: Charlene Hamrah (Investment Community)
         212/770-7074

         Joe Norton (News Media)
         212/770-3144



           AIG REPORTS FIRST QUARTER 2003 NET INCOME OF $1.95 BILLION
           ----------------------------------------------------------

                 VS. $1.98 BILLION IN THE FIRST QUARTER OF 2002;
                 -----------------------------------------------

              INCOME AS ADJUSTED TO EXCLUDE REALIZED CAPITAL LOSSES
              -----------------------------------------------------

                       ROSE 11.1 PERCENT TO $2.37 BILLION
                       ----------------------------------


NEW YORK, NY, April 24, 2003 - American International Group, Inc. (AIG) today reported that its first quarter 2003 net income was $1.95 billion or $0.74 per share, compared to $1.98 billion or $0.75 per share in the first quarter of 2002. First quarter 2003 income as adjusted to exclude net realized capital gains (losses), increased 11.1 percent to $2.37 billion, compared to $2.13 billion in the first quarter of 2002. Per share income, as adjusted was $0.90, an increase of 11.1 percent over $0.81 in first quarter 2002.

         Following is a summary table of first quarter information (in millions, except per share amounts):


                                                     FIRST QUARTER

                                                                                    PER SHARE

                                    2003        2002       Change         2003         2002        Change
                                    ----        ----       ------         ----         ----        ------

Net income, as reported           $1,953.5    $1,980.3      (1.4)%      $    0.74    $    0.75      (1.3)%

Realized capital gains
   (losses), net of taxes           (412.8)     (150.4)      -              (0.16)       (0.06)     -

Income, as adjusted               $2,366.3    $2,130.7      11.1%       $    0.90    $    0.81      11.1%

Average shares outstanding                                               2,628.1      2,641.0

                                     -more-

         In this press release, income and operating income and related rates of performance for general and life insurance operations are shown exclusive of realized capital gains and losses. Premium income, in certain instances, and combined ratios are presented in accordance with principles prescribed by insurance regulatory authorities. A reconciliation to generally accepted accounting principles (GAAP) is included in the Financial Highlights table of this press release.

Highlights of the first quarter of 2003 include:

o Record capital funds (shareholders' equity) at March 31, 2003 of approximately $62 billion, an increase of approximately $3 billion over December 31, 2002.

o Annualized return on equity of 16.9 percent. Return on equity is net income, before realized capital gains (losses), expressed as a percentage of average shareholders' equity, exclusive of unrealized appreciation (depreciation) of investments, net of taxes.

o Record consolidated assets at March 31, 2003 of approximately $590 billion, an increase of approximately $29 billion over December 31, 2002.

o Record General Insurance net premiums written of $8.24 billion, an increase of 30.1 percent over the first quarter of 2002.

o Record General Insurance pretax operating income, excluding realized capital losses, of $1.32 billion.

o    Record General Insurance cash flow of $3.24 billion.

o General Insurance net loss and loss adjustment reserves totaling $31.52 billion as of March 31, 2003, an increase of $1.17 billion for the first quarter of 2003.

o Record Life Insurance GAAP premium income of $5.66 billion, up 18.3 percent over the first quarter of 2002. Life Insurance premium income, deposits and other considerations of $13.01 billion, an increase of 1.5 percent over the first quarter of 2002 (see footnote 'a' on page 4 for definitions). Excluding guaranteed investment contracts, life insurance premium income, deposits and other considerations increased 18.8 percent.

                                     -more-

         Income before income taxes and minority interest was $2.92 billion in the first quarter of 2003, compared to $2.96 billion in 2002. The following table outlines the results for the first quarter (in millions):

                                                          FIRST QUARTER

                                                     2003        2002    Change
                                                     ----        ----    ------

         General Insurance operating income (1)  $1,316.4    $1,055.1     24.8%

         Life Insurance operating income (2)      1,540.1     1,355.4    13.6

         Financial Services operating income        530.5       473.9    11.9

         Retirement Savings &
           Asset Management operating income        282.8       299.7    (5.6)

         Other Income (Deductions)-net             (114.4)        6.4      -

         Adjusted income before income
           taxes and minority interest            3,555.4     3,190.5    11.4

         Realized capital gains (losses) (3)       (631.5)     (231.8)     -

         Income before income
           taxes and minority interest           $2,923.9    $2,958.7     (1.2)%

         (1) General insurance income before income taxes in first quarter 2003 was $1,143.9 million, including $172.5 million of realized capital losses, compared to $933.3 million in first quarter 2002, including realized capital losses of $121.8 million.

         (2) Life insurance income before income taxes in first quarter 2003 was $1,195.1 million, including $345.0 million of realized capital losses, compared to $1,326.6 million in first quarter 2002, including realized capital losses of $28.8 million.

         (3) Realized capital gains (losses) include both actual asset sales and impairment provisions, which may be recovered on ultimate disposition depending on future market conditions.

         The following tables outline the impact of foreign exchange on property-casualty and life insurance premiums for the first quarter 2003:

         GENERAL INSURANCE                           NET PREMIUMS WRITTEN
         -----------------
                                                  WORLDWIDE       FOREIGN
                                                  ---------       -------

Premium Growth in Original Currency                 28.4%          25.0%

Foreign Exchange Impact                              1.7            5.7

Premium Growth as Reported in U.S. $                30.1%          30.7%



                                     -more-

        LIFE INSURANCE                 PREMIUM INCOME,
        --------------                DEPOSITS AND OTHER
                                      CONSIDERATIONS (a)       GAAP PREMIUMS

                                     WORLDWIDE   FOREIGN    WORLDWIDE    FOREIGN
                                     ---------   -------    ---------    -------

Premium Growth in Original Currency    (0.3)%      5.3%       15.7%       13.8%

Foreign Exchange Impact                 1.8        4.3         2.6         3.3

Premium Growth as Reported in U.S. $    1.5%       9.6%       18.3%       17.1%

     (a) Premium income, deposits and other considerations represents total revenue flow exclusive of investment income. This differs from the revenue concept for GAAP, which recognizes only risk coverage as premium and excludes deposits and other considerations.

         Commenting on first quarter results, AIG Chairman M. R. Greenberg said, "AIG had a good first quarter. General Insurance, Life Insurance and Financial Services all had double-digit growth in operating income, excluding realized capital losses. Retirement Savings continues to be impacted by weak global equity markets.

         "Shareholders' equity at March 31, 2003 was a record $62 billion. Assets were a record high $590 billion and the annualized return on equity for the quarter was a strong 16.9 percent.

         "First quarter General Insurance operating income grew 24.8 percent to a record $1.32 billion, as a result of strong performance in both the Domestic Brokerage Group and Foreign General operations. Net premiums written were a record $8.24 billion in the first quarter of 2003, up 30.1 percent over a year ago. The General Insurance combined ratio was 93.13 versus 95.76 in last year's first quarter, and the expense ratio was excellent, 18.98 compared to 20.52 a year ago.

         "In the United States, Domestic Brokerage Group net premiums written in the first quarter of 2003 increased 31.7 percent (approximately 37 percent adjusting for cancelled or nonrenewed business) to a record $4.54 billion. The combined ratio was 94.80, compared to 97.65 in the first quarter of 2002. Although some competitors have been pricing commercial property and smaller commercial casualty lines more aggressively, AIG has maintained strong pricing discipline and is still implementing necessary rate increases for these lines, as well as for major corporate accounts and the specialized classes of business that are a core strength of AIG. The flight to quality continues, given the recent ratings downgrades of several insurers and reinsurers. We are working for tort reform at the federal, state and local levels, with a broad-based coalition of businesses of every size that recognize the enormous costs to the entire U.S. economy of the explosion of litigation and liability claims.



                                     -more-

          "HSB Group, Inc., the industry leader in providing equipment breakdown insurance and related engineering and loss control services, had another good quarter as it increased unit growth domestically and continued to leverage AIG's global network to expand its presence in international markets.

         "Domestic Personal Lines had an excellent quarter. Net premiums written were $884.2 million, up 21.8 percent over the prior year. The combined ratio was
96.43 in the first quarter of 2003, compared to 101.08 a year ago.

          "United Guaranty Corporation had a good quarter with an excellent combined ratio. Its strong increase in new business was largely offset by a decline in renewal premiums, reflecting the continuing high level of refinancings.

          "Foreign General Insurance had outstanding results in the quarter. Net premiums written were a record $1.93 billion, an increase of 30.7 percent, or
25.0 percent in original currency, over the first quarter of 2002. The combined ratio was 88.90, compared to 91.95 in the first quarter of 2002. These excellent results demonstrate once again the strength of our global franchise and the exceptional quality of the Foreign General management team. Every major region of the worldwide network contributed to this performance, and we expect continued strong results in the foreseeable future.

         "The General Insurance paid loss ratio declined in the first quarter of 2003 to 58.10, from 72.93 a year ago. We added $1.17 billion to AIG's General Insurance net loss and loss adjustment reserves in the first quarter of 2003, bringing the total of those reserves to $31.52 billion at March 31, 2003.

         "Total General Insurance cash flow continues to be outstanding. New cash flow for investments from General Insurance operations in the first quarter of 2003 was a record of approximately $3.24 billion, compared to $1.39 billion in the first quarter of 2002. Net investment income from General Insurance grew
5.2 percent. Even though interest rates remain at historic lows, we are beginning to benefit from the substantial net increases in cash flow since the beginning of 2002.

         "Worldwide Life Insurance operating income was $1.54 billion, compared to $1.36 billion in the first quarter of 2002. Results were strong in most regions. Worldwide Life Insurance premium income, deposits and other considerations were $13.01 billion, an increase of 1.5 percent over the first quarter of 2002. Excluding worldwide guaranteed investment contracts, which vary from quarter to quarter depending on market conditions, premium income, deposits and other considerations increased 18.8 percent compared to the first quarter of 2002. Life insurance cash flow from both foreign and domestic operations continues to be outstanding.

          "Asia, the largest region of Foreign Life, had good results in terms of both operating income and premium growth. AIG Star Life Insurance Co., Ltd. has provided us with an additional distribution platform to serve the life insurance, accident and health and related needs of Japan, the world's second largest life insurance market. AIG Star Life has been receiving benefit in the form of operating income related to surrender charges on



                                     -more-
policies that lapsed after it obtained approval to lower policy crediting rates. As expected, most of these excess surrender charges occurred by the end of first quarter of 2003. We expect comparatively lower operating income from AIG Star Life beginning in the second quarter of this year. Going forward, growth at AIG Star Life will be based on new and renewal business, a growing agency force and productivity gains. However, we anticipate AIG Star Life earnings in 2004 will be comparable to its expected 2003 earnings.

          "Domestic Life operating income was $664.2 million in the first quarter 2003, compared to $632.2 million in first quarter 2002. Premium income, deposits and other considerations were $6.93 billion, compared to $7.27 billion in the first quarter of 2002. Excluding guaranteed investment contracts, life insurance premium income, deposits and other considerations increased 18.1 percent over first quarter of 2002. AIG American General had strong growth from the universal and term life products and structured settlements. American General Life and Accident Insurance Company (AGLA), the home services business, has continued to grow through the introduction of new products and an enhanced agency force. First year AGLA sales of life and accident and health products increased approximately 18 percent in the quarter.

          "The individual fixed annuity business (reported in the Life Insurance segment), continued to experience strong demand for its guaranteed fixed return products. Premium income, deposits and other considerations increased 22.6 percent in the first quarter to $2.77 billion. AIG Annuity Insurance Company, the largest provider of fixed annuities through banks, also is expanding its distribution through broker-dealers and mutual funds.

         "We have lowered crediting rates in response to a lower interest rate environment and are giving greater emphasis to protection products such as accident and health coverages, which are less interest rate sensitive.

          "The outbreak of Severe Acute Respiratory Syndrome (SARS) did not impact our business in the first quarter. Going forward, SARS may impede agents from freely visiting prospects and will likely have some dampening effect on new sales in certain Asian markets in the second quarter. As a result, we have increased our direct marketing efforts including telephone marketing. There is growing demand for some of AIG's traditional policyholder protection and critical illness products. We expect the outbreak of SARS to have only a slight impact on profitability.

         "Financial Services operating income grew 11.9 percent to $530.5 million in the first quarter of 2003, compared to $473.9 million in the first quarter of 2002.

          "International Lease Finance Corporation (ILFC) reported operating income of $174.3 million in the first quarter of 2003, versus $173.1 million a year ago. We have cancelled or deferred delivery on some new aircraft, which we are able to do under the terms of our contracts with the manufacturers with no financial impact to AIG. At the end of the first quarter, all but one aircraft with leases that have expired or that have been returned to us as a result of airline difficulties have been profitably redeployed. In a difficult commercial aviation environment, ILFC continues to perform well as a result of



                                     -more-
its geographically diversified customer base, its modern and efficient fleet and the industry's best management team.

          "AIG Financial Products Corp. (AIGFP) reported operating income of $195.9 million in the first quarter of 2003, compared to $176.2 million in the first quarter of 2002. AIGFP's growing earnings are largely derived from providing innovative solutions to the financial requirements of its clients worldwide.

          "American General Finance had a good quarter, with total originations and renewals increasing 15 percent over last year, as the company continued to expand its real estate loan portfolio. Credit quality remains solid, and in spite of weak economic conditions, the net charge-off and delinquency ratios improved. Our small but growing overseas consumer finance business is performing profitably.

          "Retirement Savings & Asset Management earned $282.8 million in the first quarter of 2003, compared to $299.7 million in the same period of 2002. The Group Retirement Savings business, led by AIG VALIC in the United States, is experiencing good growth, but results in the individual variable annuity and mutual fund businesses continue to be impacted by weak equity markets. Fees are also down in the broker-dealer operations. However, the institutional asset management business of AIG Global Investment Group, Inc. performed well in the quarter.

         "AIG had pretax realized capital losses of $631.5 million in the first quarter of 2003, compared to $231.8 million realized capital losses in the first quarter of 2002. These realized capital losses reflect continued weakness in the equity markets and impairment loss provisions for both equity and fixed income holdings. The largest portion of these losses is derived from the inclusion of unrealized losses on investments previously written down to market through shareholders' equity. Upon the ultimate disposition of these holdings, a portion of these losses may be recovered depending on future market conditions. To put these numbers in perspective, first quarter realized capital losses represented
0.1 percent of AIG's total March 31, 2003 cash and invested assets of approximately $460 billion.

         "In the Other Income/Deductions-net category, AIG reported net losses of $114.4 million in the first quarter of 2003 compared to a net gain of $6.4 million a year earlier. This is primarily attributable to AIG SunAmerica partnership investments, which experienced significantly less income returns in the first quarter of 2003 compared to that recorded a year ago.


                                     -more-

          "As previously reported, beginning January 1, 2003, AIG expensed stock options pursuant to FAS 123, Accounting for Stock-Based Compensation. AIG's incentive plans have always rewarded long-term performance that contributes to shareholder value, and the expensing of stock options has not been an economic issue for AIG. In 2003, we expect the expense to be less than $0.01 per share."


                                     # # # #


         AIG is the world's leading international insurance and financial services organization, with operations in approximately 130 countries and jurisdictions. AIG member companies serve commercial, institutional and individual customers through the most extensive worldwide property-casualty and life insurance networks of any insurer. In the United States, AIG companies are the largest underwriters of commercial and industrial insurance, and AIG American General is a top-ranked life insurer. AIG's global businesses also include financial services, retirement savings and asset management. AIG's financial services businesses include aircraft leasing, financial products, trading and market making. AIG's growing global consumer finance business is led in the United States by American General Finance. AIG also has one of the largest U.S. retirement savings businesses through AIG SunAmerica and AIG VALIC, and is a leader in asset management for the individual and institutional markets, with specialized investment management capabilities in equities, fixed income, alternative investments and real estate. AIG's common stock is listed on the New York Stock Exchange, as well as the stock exchanges in London, Paris, Switzerland and Tokyo.


                                     # # # #


         A conference call for the investment community will be held today at 9:00 a.m. EDT. The call will be broadcast live on the Internet at:

                               www.aigwebcast.com
                               ------------------

The call will be archived at the same URL through Friday, May 2, 2003.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS

         This press release contains forward-looking statements. Please refer to the AIG Annual Report on Form 10-K for the year ended December 31, 2002 and its past and future filings and reports filed with the Securities and Exchange Commission for a description of the business environment in which AIG operates and the important factors that may affect its business. AIG is not under any obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

          American International Group, Inc.
                 Financial Highlights*
       (in thousands, except per share amounts)


                                                                             Three Months Ended March 31,
                                                                         2003               2002          CHANGE
                                                                    ------------       ------------       ------
General Insurance Operations:
      Net Premiums Written                                          $  8,243,084       $  6,334,283          30.1 %
      Net Premiums Earned                                              7,286,763          5,506,528          32.3
      Adjusted Underwriting Profit                                       532,539            309,701          72.0
      Net Investment Income                                              783,874            745,366           5.2
      Income Before Realized Capital Gains (Losses)                    1,316,413          1,055,067          24.8
      Realized Capital Gains (Losses)                                   (172,507)          (121,758)          --
      Operating Income                                              $  1,143,906       $    933,309          22.6 %
------------------------------------------------------------------------------------------------------------------
              Loss Ratio                                                   74.15              75.24
              Expense Ratio                                                18.98              20.52
              Combined Ratio                                               93.13              95.76
------------------------------------------------------------------------------------------------------------------
Life Insurance Operations:
      GAAP Premiums                                                 $  5,658,490       $  4,783,447          18.3 %
      Deposits and Other Considerations not
              included in revenues under GAAP                          7,354,770          8,033,735          (8.5)
      Premium Income, Deposits and Other Considerations (a)(b)        13,013,260         12,817,182           1.5
      Net Investment Income                                            3,240,401          2,902,586          11.6
      Income Before Realized Capital Gains (Losses)                    1,540,053          1,355,391          13.6
      Realized Capital Gains (Losses)                                   (344,959)           (28,761)          --
      Operating Income                                                 1,195,094          1,326,630          (9.9)
Financial Services Operating Income                                      530,461            473,914          11.9
Retirement Savings & Asset Management Operating Income                   282,798            299,678          (5.6)
Other Realized Capital Gains (Losses)                                   (114,034)           (81,320)          --
Other Income (Deductions) - net                                         (114,355)             6,492           --
Income before Income Taxes and Minority Interest                       2,923,870          2,958,703          (1.2)
Income Taxes                                                             876,362            891,828           --
Income before Minority Interest                                        2,047,508          2,066,875          (0.9)
Minority Interest, after-tax - Operating Income                          (91,928)           (87,024)          --
Minority Interest, after-tax - Realized Capital Gains (Losses)            (2,055)               449           --
Net Income, as reported                                                1,953,525          1,980,300          (1.4)
Realized Capital Gains (Losses), net of taxes                           (412,846)          (150,395)          --
Income, as adjusted                                                 $  2,366,371       $  2,130,695          11.1 %
------------------------------------------------------------------------------------------------------------------

Per Share - Diluted:
Net Income, as reported                                             $       0.74       $       0.75          (1.3)%
Realized Capital Gains (Losses), net of taxes                              (0.16)             (0.06)          --
Income, as adjusted                                                 $       0.90       $       0.81          11.1 %
------------------------------------------------------------------------------------------------------------------

Average Diluted Common Shares Outstanding                              2,628,084          2,640,990

* Including reconciliation in accordance with Regulation G.

(a) Represents a non-GAAP measurement used by AIG to help manage its life insurance operation, and may not be comparable to similarly captioned measurements used by other life insurance companies.
(b) Premium income, deposits and other considerations represent aggregate business activity during the respective periods.

                       American International Group, Inc.
                               Supplementary Data
                                 (in thousands)








                                                                              Three Months Ended March 31,
                                                                          2003             2002           Change
                                                                    ------------       ------------       --------
General Insurance Operations:
       Net Premiums Written
            Domestic Brokerage Group                                $  4,540,142       $  3,446,162          31.7 %
            Personal Lines                                               884,198            726,100          21.8
            Mortgage Guaranty                                            121,188            122,222          (0.8)
            Transatlantic Holdings                                       768,081            563,555          36.3
            Foreign General (a)(b)                                     1,929,475          1,476,244          30.7
                                                                    ------------       ------------
            Total                                                      8,243,084          6,334,283          30.1

       Operating Income Before Realized
           Capital Gains (Losses) (c)
            Domestic Brokerage Group                                     708,847            531,088          33.5
            Personal Lines                                                69,300             23,136         199.5
            Mortgage Guaranty                                            109,995            111,649          (1.5)
            Transatlantic Holdings                                        79,400             72,048          10.2
            Foreign General (a)                                          347,154            311,463          11.5
            Intercompany Adjustments                                       1,717              5,683           --
                                                                    ------------       ------------
            Total                                                   $  1,316,413       $  1,055,067          24.8 %
------------------------------------------------------------------------------------------------------------------
       Combined Ratio:
            Domestic Brokerage Group                                       94.80              97.65
            Personal Lines                                                 96.43             101.08
            Mortgage Guaranty                                              46.03              41.49
            Transatlantic Holdings                                         97.36              98.19
            Foreign General (a)                                            88.90              91.95

       Losses and Loss Expenses Paid                                $  4,233,655       $  4,016,317           5.4 %
       Change in Loss and Loss Expense Reserve                         1,169,765            126,966           --
                                                                    ------------       ------------
       Losses and Loss Expenses Incurred                               5,403,420          4,143,283          30.4

       Net Loss and Loss Expense Reserve                              31,519,704         26,022,478          21.1

       GAAP Underwriting Profit                                     $    532,539       $    309,701          72.0 %


(a) Foreign general insurance excludes the foreign operations of Transatlantic Holdings, Inc.


(b)  The growth in Foreign General net premiums written in original currency was
     25.0 percent for the first quarter 2003.


(c) Excludes realized capital gains (losses) which are not deemed to be an integral part of AIG's General Insurance operations' internal reporting groups.

Supplementary Data Continued



                                                                              Three Monts Ended March 31,
                                                                         2003              2002           Change
                                                                    ------------       ------------       --------

Life Insurance Operations:
       GAAP Premiums
            Domestic
                Life Insurance                                      $    430,747       $    396,248           8.7 %
                Individual Fixed Annuities                                12,303             11,423           7.7
                Guaranteed Investment Contracts                            3,673                773           --
                Home Service                                             208,745            215,917          (3.3)
                Group Life/Health                                        232,248            237,910          (2.4)
                Pension and Investment Products                          434,430            218,816          98.5
                                                                    ------------       ------------
                Total                                                  1,322,146          1,081,087          22.3

            Foreign
                Life Insurance                                         3,267,881          2,793,514          17.0
                Personal Accident                                        691,168            565,827          22.2
                Group Products                                           349,504            316,075          10.6
                Guaranteed Investment Contracts                           27,791             26,944           3.1
                                                                    ------------       ------------
                Total                                                  4,336,344          3,702,360          17.1

            Total GAAP Premiums                                        5,658,490          4,783,447          18.3

       Premium Income, Deposits and
            Other Considerations (a)(b)
            Domestic
                Life Insurance                                           652,420            655,767          (0.5)
                Individual Fixed Annuities                             2,772,926          2,261,945          22.6
                Guaranteed Investment Contracts                        2,469,478          3,492,026         (29.3)
                Home Service                                             234,616            216,011           8.6
                Group Life/Health                                        236,759            245,156          (3.4)
                Pension and Investment Products                          567,476            400,745          41.6
                                                                    ------------       ------------
                Total                                                  6,933,675          7,271,650          (4.6)

            Foreign
                Life Insurance                                         3,676,266          3,087,666          19.1
                Personal Accident                                        692,409            563,469          22.9
                Group Products                                           569,823            487,111          17.0
                Guaranteed Investment Contracts                        1,141,087          1,407,286         (18.9)
                                                                    ------------       ------------
                Total (c)                                              6,079,585          5,545,532           9.6

            Total Premium Income, Deposits
                and Other Considerations                            $ 13,013,260       $ 12,817,182           1.5 %


(a) Represents a non-GAAP measurement used by AIG to help manage its life insurance operation, and may not be comparable to similarly captioned measurements used by other life insurance companies.

(b) Premium income, deposits and other considerations represent aggregate business activity during the respective periods.

(c) The growth in foreign premium income, deposits and other considerations in original currency was 5.3 percent in the quarter.

Supplementary Data Continued




                                                                               Three Months Ended March 31,
                                                                          2003             2002             Change
                                                                    ------------       ------------         ------
Life Insurance Operations:
       Net Investment Income
            Domestic
                Life Insurance                                      $    316,403       $    342,884          (7.7)%
                Individual Fixed Annuities                               854,612            731,967          16.8
                Guaranteed Investment Contracts                          507,963            481,309           5.5
                Home Service                                             168,577            168,758          (0.1)
                Group Life/Health                                         27,931             25,684           8.7
                Pension and Investment Products                          235,224            201,736          16.6
                Intercompany Adjustments                                     (63)               (57)          --
                                                                    ------------       ------------
                Total                                                  2,110,647          1,952,281           8.1

            Foreign
                Life Insurance                                           909,327            775,707          17.2
                Personal Accident                                         36,528             33,057          10.5
                Group Products                                            82,141             59,969          37.0
                Guaranteed Investment Contracts                          104,844             84,329          24.3
                Intercompany Adjustments                                  (3,086)            (2,757)          --
                                                                    ------------       ------------
                Total                                                  1,129,754            950,305          18.9

            Total Net Investment Income                                3,240,401          2,902,586          11.6

       Operating Income Before Realized
           Capital Gains (Losses) (a)
            Domestic
                Life Insurance                                           189,699            164,200          15.5
                Individual Fixed Annuities                               201,635            167,268          20.5
                Guaranteed Investment Contracts                          110,677            141,208         (21.6)
                Home Service                                             100,218             95,390           5.1
                Group Life/Health                                         28,482             26,554           7.3
                Pension and Investment Products                           33,553             37,662         (10.9)
                Intercompany Adjustments                                     (63)               (57)          --
                                                                    ------------       ------------
                Total                                                    664,201            632,225           5.1

            Foreign
                Life Insurance                                           625,238            524,723          19.2
                Personal Accident                                        197,492            153,586          28.6
                Group Products                                            47,809             38,977          22.7
                Guaranteed Investment Contracts                            8,399              8,637          (2.8)
                Intercompany Adjustments                                  (3,086)            (2,757)          --
                                                                    ------------       ------------
                Total                                                    875,852            723,166          21.1

            Total Operating Income                                  $  1,540,053       $  1,355,391          13.6 %


(a) AIG does not specifically identify realized capital gains (losses) to products within Life Insurance operations.

Supplementary Data Continued


                                                                         Three Months Ended March 31,
                                                                         2003              2002           Change
                                                                    ------------       ------------       ------
Financial Services:
       Revenues
            International Lease Finance Corp.                       $    722,111       $    640,842          12.7 %
            AIG Financial Products Corp.                                 271,723            272,095          (0.1)
            Consumer Finance                                             638,876            612,937           4.2
            AIG Trading Group Inc.                                        52,907             43,221          22.4
            Other                                                          7,265             (2,604)          --
                                                                    ------------       ------------
            Total                                                      1,692,882          1,566,491           8.1

       Operating Income
            International Lease Finance Corp.                            174,271            173,088           0.7
            AIG Financial Products Corp.                                 195,882            176,172          11.2
            Consumer Finance                                             148,103            124,371          19.1
            AIG Trading Group Inc.                                        15,359             10,115          51.8
            Other (a)                                                     (3,154)            (9,832)          --
                                                                    ------------       ------------
            Total                                                        530,461            473,914          11.9

Retirement Savings & Asset Management (b):
       Revenues
            AIG VALIC (c)                                                544,182            534,495           1.8
            AIG SunAmerica (d)                                           120,978            153,932         (21.4)
            Other Asset Management and
               Annuity Operations(e)                                     230,949            176,392          30.9
                                                                    ------------       ------------
            Total                                                        896,109            864,819           3.6

       Operating Income (Loss)
            AIG VALIC (c)                                                218,597            191,535          14.1
            AIG SunAmerica (d)                                            (1,313)            38,825           --
            Other Asset Management and
               Annuity Operations(e)                                      65,514             69,318          (5.5)
                                                                    ------------       ------------
            Total                                                        282,798            299,678          (5.6)

       Variable Annuity Net Sales
            Sales
                AIG VALIC                                              1,239,072          1,284,136          (3.5)
                AIG SunAmerica                                           765,538            704,838           8.6
            Surrenders
                AIG VALIC                                                554,082            628,516         (11.8)
                AIG SunAmerica                                           560,336            505,048          10.9
            Total
                AIG VALIC                                                684,990            655,620           4.5
                AIG SunAmerica                                           205,202            199,790           2.7
                                                                    ------------       ------------
            Total Net Sales                                         $    890,192       $    855,410           4.1 %

Effective Tax Rates:
       Excluding Realized Capital Gains (Losses)                           30.86%             30.49%
       Realized Capital Gains (Losses) Alone                               34.95%             34.94%
       As Reported                                                         29.97%             30.14%

(a)  Includes Other Financial Services Companies and Intercompany
     Reclassifications.

(b) At March 31, 2003 AIG's third party assets under management, including mutual funds and institutional accounts, totaled approximately $41 billion.

(c)  Reflects the sale of variable annuity products with fixed annuity options.

(d)  Includes variable annuity, mutual fund and broker-dealer operations.

(e) Includes AIG Global Investment Group, John McStay Investment Counsel, L. P. and certain overseas variable annuity operations.